Exhibit 99.1

BioDelivery Sciences Announces Positive Pre-IND Meeting

on BEMA Granisetron Development Program

FDA Accepts Proposal for NDA Based on Clinical Pharmacokinetic Data

RALEIGH, N.C., March 22, 2010 – BioDelivery Sciences International, Inc. (Nasdaq:BDSI) announced the positive outcome of a meeting with the FDA on the development program for BEMA Granisetron, the company’s potential treatment for the prevention of nausea and vomiting associated with cancer therapy. FDA concurred with BDSI’s plans to pursue a development program based on clinical pharmacokinetic data for a 505(b)(2) New Drug Application (NDA). If the development program proceeds as anticipated, a BEMA Granisetron NDA could be submitted to the FDA by the end of next year and without the need for clinical efficacy studies.

“We believe that the ability to administer granisetron using the BEMA drug delivery technology may offer patients a means to prevent cancer therapy induced nausea and vomiting without the need to swallow oral tablets or receive an intravenous injection. Buccal delivery may also provide more predictable absorption of the drug,” said Dr. Andrew Finn, Executive Vice President of Product Development for BDSI. “We will conduct Phase 1 studies looking at the absorption of granisetron from the BEMA drug delivery technology, and if plasma concentrations are in the target range, FDA supports our plan to submit the NDA for review without the need for any Phase 2 or Phase 3 clinical trials. This will allow us to save a significant amount of time and money and could potentially allow us to submit an NDA by late next year.”

BEMA Granisetron will utilize the BioErodible MucoAdhesive (BEMA) drug delivery technology to administer the 5HT-3 antagonist granisetron, which is currently marketed in oral and intravenous formulations as Kytril (Genentech). If ultimately approved by FDA, BEMA Granisetron would provide BDSI with an entry into the $1.7 billion antiemetic market and would represent BDSI’s second product for individuals with cancer and the healthcare professionals that treat them.

About BioDelivery Sciences International

BioDelivery Sciences (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology. ONSOLIS (fentanyl buccal soluble film) was approved by FDA on July 16, 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. The commercial rights to ONSOLIS are licensed to Meda AB. Our second pain product, BEMA Buprenorphine, is in Phase 2 clinical development for the treatment of chronic pain, and in Phase 1 as a higher dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron) and migraine (BEMA “Triptan”). The Company is also working with its patented Bioral cochleate technology to facilitate oral dosing of drugs that would otherwise require intravenous administration. The first product under development using this technology is Bioral Amphotericin B. The Company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.bdsi.com.

BDSI®, BEMA® and Bioral® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. Kytril® is a registered trademark of Hoffman-LaRoche.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of non-clinical and clinical testing of BEMA Granisetron, the timing of NDA submission for BEMA Granisetron and the results of FDA’s review of BEMA Granisetron) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors, many of which are beyond the Company’s control. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

ICR, Inc.

Donald Ellis

925-253-1240

donald.ellis@icrinc.com

or

BioDelivery Sciences International, Inc.

Al Medwar

Vice President, Marketing and Corporate Development

919-582-9050

amedwar@bdsi.com